Exhibit 10.30

Execution Version

OMNIBUS AGREEMENT

THIS OMNIBUS AGREEMENT (this “Agreement”) is entered into as of April 15, 2021 by and between the Parties (as set out in Schedule D).

R E C I T A L S:

1.          On January 13, 2021, Hygo Energy Transition Ltd., a Bermuda exempted company (the “Company”), entered into an agreement and plan of merger (the “Merger Agreement”) with Golar LNG Limited, a Bermuda exempted company, Stonepeak Infrastructure Fund II Cayman (G) Ltd., New Fortress Energy Inc., a Delaware corporation (“Parent”), and Lobos Acquisition Ltd., a Bermuda exempted company and an indirect, wholly-owned Subsidiary of Parent (“Merger Sub”).

2.          Pursuant to the Merger Agreement, at the Effective Time (as such term is defined in the Merger Agreement), Merger Sub merged with and into the Company, with the Company surviving the Merger as a subsidiary of Parent (the “Merger”).

3.          Part 1 of Schedule A hereto sets forth a list of each bareboat charter (each a “Covered Agreement”) to which the Company or one or more of its subsidiaries is a party where GLNG guarantees certain obligations of the Company or such subsidiaries (“Guarantees”), and Part 2 of Schedule A hereto describes certain credit support required in respect of obligations of companies in which the Company owns an interest (“Required Credit Support”).

4.        Schedule B hereto sets forth a form of management agreement that is intended to amend, restate and replace each of the Management Agreements to which the Tier 1 Service Provider and the Owners are a party, with such terms being further amended and superseded as further detailed and defined in Article II hereof.

5.          The Parties desire by their execution of this Agreement to evidence their understanding with respect to (i) certain obligations of Parent and GLNG with respect to the Guarantees and (ii) the management services to be provided to Parent and its subsidiaries by certain subsidiaries of GLNG pursuant to the Management Agreements.

In consideration of the premises and the covenants, conditions, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree that the provisions of Article I and Article II and related Schedules shall be effective on and from the Effective Time (as defined in the Merger Agreement) (the “Effective Time”) as follows:

ARTICLE I

INDEMNIFICATION

Section 1.1.        Parent Payment Obligation Under Covered Agreements; Indemnification.  For each Covered Agreement on and from the Effective Time, (i) Parent will pay to GLNG a guarantee fee equal to $250,000 per annum, (pro-rated for the number of days in the year during which relevant such Guarantee is outstanding), payable semiannually in arrears, (ii) Parent will be primarily responsible to GLNG for the payment of any amounts payable pursuant to such Guarantees, as the case may be, as incurred, and (iii) Parent shall indemnify GLNG for any amounts GLNG pays under such Guarantees, as the case may be, and for any losses, damages, liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, costs and expenses (including, without limitation, court costs and reasonable attorneys’ and experts’ fees, as incurred) of any and every kind or character arising out of or related to such Guarantees, as the case may be and in accordance with Section 1.2 and Section 1.3.

Section 1.2.        Notification of Parent Payment Obligation.  GLNG agrees that it will promptly and in any event within two days provide Parent (i) notice after it becomes aware of facts giving rise to a payment obligation under a Guarantee, specifying the amount to be paid thereunder, the date on which such payment obligations fall due (each a “Demand Date”) and specifying instructions for the payment of such funds in accordance with Section 1.3 (such notice the “Parent Payment Notice”), and (ii) copies of any notices, demands or other correspondence served on GLNG by the beneficiary under the Guarantee in relation to such Guarantee.

Section 1.3.         Notification of Claim for Indemnification.  In the event that Parent fails to make a payment to GLNG by the Demand Date specified in the relevant Parent Payment Notice: (i) GLNG shall make such payment and (ii) shall promptly provide Parent notice confirming that it has done so and requiring Parent to make payment of the amount for which GLNG is entitled to indemnification under Section 1.1 of this Agreement by a date falling no earlier than ten (10) days from the date on which Parent receives the Parent Payment Notice.

Section 1.4.         Guarantees.  GLNG agrees that on and from the Effective Time it will maintain all Guarantees required pursuant to, and in accordance with the terms of, the Covered Agreements to which they are in issue, (ii) comply with all covenants and terms to which GLNG is subject in the Guarantees, and the Covered Agreements in respect of which such Guarantees are issued, if any, and (iii) provide Parent with quarterly covenant compliance reports in respect of all applicable financial covenants, if any.

Section 1.5.         Notification of GLNG Payment Obligation.  In the event that GLNG  fails to comply with the requirements of Section 1.4 or Section 1.6, GLNG shall promptly notify Parent of such breach as soon as GLNG has become aware thereof, having made all due and careful enquiry.

Section 1.6.        Notification of Claim for GLNG Indemnification.  Parent shall promptly provide GLNG notice specifying the amounts for which Parent, the Company and/or its subsidiaries are entitled to indemnification under Section 1.4 and this Section 1.6 and GLNG shall indemnify Parent and the relevant subsidiaries for any losses, damages, liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, costs and expenses (including, without limitation, court costs and reasonable attorneys’ and experts’ fees, as incurred) of any and every kind or character arising out of or related to GLNG’s failure to comply with GLNG’s obligations.

Section 1.7.         Subrogation.  With respect to any amount paid by Parent pursuant to Section 1.1(ii) and (iii) or Section 1.4, GLNG shall on and from the date of any such payment assign to Parent any rights of contribution or subrogation against the Company and, as applicable, its subsidiaries corresponding to such amount.

Section 1.8.        Cooperation.  On and from the Effective Time, each of GLNG and Parent shall use reasonable endeavors to have GLNG removed as guarantor or counter-indemnifier, as the case may be, under the Covered Agreements.

Section 1.9.          Required Credit Support.

(a)        GLNG shall, at its sole cost, maintain in full force and effect any letter(s) of credit, guarantee(s) or other credit support currently being maintained in respect of any Required Credit Support.

(b)        GLNG shall maintain in full force and effect the $5.75 million Irrevocable Standby Letter of Credit, Reference No. 39662244 (the “SSA L/C”), issued by Citibank, N.A., as issuing bank, for the benefit of Citibank N.A., in its capacity as Offshore Collateral Trust Agent, as Additional Equity Support in respect of the Additional Equity Commitment in accordance with the Amended and Restated Sponsor Support and Share Retention Agreement dated as of February 4, 2019 (the “SSA”), among CELSE – Centrais Elétricas de Sergipe S.A., as Borrower, CELSEPAR – Centrais Elétricas de Sergipe Participações S.A. as the Direct Shareholder, EBRASIL Energia Ltda., as the EBRASIL Shareholder, Golar Power Brasil Participações S.A., Golar Power Latam Participações e Comércio Ltda. and LNG Power Ltd., as the Golar Shareholders, Eletricidade do Brasil S.A. – EBRASIL and Golar Power Ltd., as the Sponsors, Golar LNG Ltd. and Stonepeak Infrastructure Fund II Cayman (G) Ltd., as the Golar Parents, Citibank, N.A., as the Intercreditor Agent, Citibank, N.A., as the Offshore Collateral Agent, and Banco Citibank S.A., as the Onshore Collateral Agent (as amended, modified, supplemented, restated and in effect from time to time), until the earlier of (x) May 1, 2021 and (y) the date on which Parent procures the replacement of the SSA L/C in compliance with the terms of the SSA.  Parent will be primarily responsible to GLNG for the payment of any amounts payable pursuant to the SSA L/C, as the case may be, as incurred, and Parent shall indemnify GLNG for any amounts GLNG pays under the SSA L/C, as the case may be, and for any losses, damages, liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, costs and expenses (including, without limitation, court costs and reasonable attorneys’ and experts’ fees, as incurred) of any and every kind or character arising out of or related to the SSA L/C, as the case may be.

ARTICLE II

MANAGEMENT AGREEMENTS

Section 2.1.         Amendment and Restatement.  All management agreements and management services agreements between Owners and Tier 1 Service Provider shall be amended and restated on and from the Effective Time in the form appended at Schedule B (such amended and restated management agreements being the “Tier 1 Management Agreements”) provided that in the event of any conflict between any term of a Tier 1 Management Agreement and this Article II, this Article II shall prevail.

Section 2.2.        Manager Termination Right. Without prejudice to any express right of termination a Tier 1 Service Provider or Tier 2 Service Providers has to terminate any management agreement, including, without limitation, pursuant to Clause 22 of the relevant Tier 1 Management Agreement, to which it is a party (such agreements together the “Tier 1/Tier 2 Management Agreements”) in accordance with the terms of such management agreement, in exercising any express right to terminate for convenience under a management agreement, including, without limitation, pursuant to Clause 21 of the relevant Tier 1 Management Agreement, each Tier 1 Service Provider or Tier 2 Service Provider shall , except to the extent that (i) the vessel to which such Tier 1/Tier 2 Management Agreement relates continues to be the subject of a bareboat charter, a time charter party agreement, an FSRU lease agreement, a liquefaction tolling agreement or gas agreement (together the “Charter Contracts”) and (ii) where such management agreement termination would reasonably be expected to trigger a termination right relating to the change in the identity of the manager of the relevant vessel under its Charter Contract, be entitled to exercise such right to terminate any Tier 1/Tier 2 Management Agreement by giving sixty (60) days’ notice to the relevant Owner (such termination, a “Manager Termination Right for Convenience”).

Section 2.3.        Owner Termination Right.  Owner may terminate any Tier 1 Management Agreement for its convenience by giving sixty (60) days’ notice to the Tier 1 Service Provider.

Section 2.4.          Limitation on Liability.  Any provision of a Tier 1/Tier 2 Management Agreement that would, but for this Section 2.4, have the effect of capping or limiting the liability of the Tier 1 Service Provider or a Tier 2 Service Provider thereunder, as the case may be, shall not apply in the event that such Tier 1/Tier 2 Management Agreement is terminated by a Tier 1 Service Provider or Tier 2 Service Provider (i) pursuant to any Manager Termination Right for Convenience which does not comply with Section 2.2 of this Agreement or (ii) in a manner that is not expressly contemplated in such Tier 1/Tier 2 Management Agreement (as amended by Section 2.2 of this Agreement), where such management agreement termination triggers a termination right relating to the change in the identity of the manager of the relevant vessel under its Charter Contract).

Section 2.5.         Services Provision. Subject to the terms hereof and the relevant Tier 1/Tier 2 Management Agreements,  the Tier 1 Service Provider and the Tier 2 Service Providers will continue to provide such services as are set out in, and in accordance with, the relevant Tier 1/Tier 2 Management Agreements and any other management agreements to which the Tier 2 Service Providers are a party, and the consultancy services under the Tier 1 Management Agreement shall without limitation include such advisory or other additional services as may be reasonably requested by the Partnership to enable the Owners to comply with each Charter Contract and any related financing arrangement covenant relating to management service provision, change of control and ownership, in each case as relate to the transaction contemplated by the Merger Agreement and this Agreement.

Section 2.6.          Cool Pool.

(a)        Each of Parent, GLNG and The Cool Pool Limited (“Cool Pool”) acknowledges and agrees that the Golar Celsius and the Golar Penguin (the “Vessels”) are currently trading in the LNG carrier pool (the “LNG Pool”) managed by Cool Pool as one of the vessels managed by GLNG and its Affiliates, and that both Vessels are currently  subject to time charter parties entered into between (i) in the case of the Golar Penguin, Golar M2023 and RWE Supply & Trading GmbH (the “Penguin Charter”); and (ii) in the case of the Golar Celsius, Golar M2026 and Cool Pool under a head charter and between Cool Pool and Uniper Global Commodities SE under a sub charter (the “Celsius Charter”, and together with the Penguin Charter, the “Pool Charters”).

(b)         Each of GLNG and Cool Pool acknowledges and agrees that Parent may at any time after the date of this Agreement serve a notice on Cool Pool requesting the withdrawal of any of the Vessels from the LNG Pool. With effect from the receipt of such notice, each of GLNG and Cool Pool agrees that it shall (i) not enter into any further negotiation, arrangement, time charter or other agreement with any party with respect to the Vessels; and (ii) take such further actions reasonably requested by Parent in order to fully and unconditionally release the Vessels from any obligations under the applicable Pool Charter and make the Vessels fully available to Parent and its subsidiaries for charter to a third party promptly following such release.

ARTICLE III

MISCELLANEOUS

Section 3.1.        Choice of Law; Submission to Jurisdiction.  This Agreement shall be subject to and governed by the laws of the State of New York.

Section 3.2.         Notice.  All notices, requests or consents provided for or permitted to be given pursuant to this Agreement must be in writing and must be given by depositing the same in the mail, addressed to the Person to be notified, postpaid, and registered or certified with return receipt requested or by delivering such notice in person or by private-courier, prepaid, by telecopier to such party or by e-mail to such party.  Notice given by personal delivery or mail shall be effective upon actual receipt.  Couriered notices shall be deemed delivered on the date the courier represents that delivery will occur.  Notice given by e-mail or telecopier shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours.  All notices to be sent to a party pursuant to this Agreement shall be sent to or made at the address set forth below such party’s signature to this Agreement, or at such other address as such party may stipulate to the other parties in the manner provided in this Section 3.2.

Section 3.3.         Entire Agreement.  This Agreement constitutes the entire agreement of the parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein.

Section 3.4.         Termination.  This Agreement shall terminate at the latest to occur of (a) no Guarantee remaining outstanding, (b) each of Parent and GLNG has paid all amounts due pursuant to Article I, (c) the termination of all Covered Agreements, (d) the termination of all management agreements and management services agreements to which the Tier 1 Service Provider and Tier 2 Service Providers are a party and (e) the termination or expiration of each agreement under which any Required Credit Support is required.

Section 3.5.        Amendment or Modification.  This Agreement may be amended or modified from time to time only by the written agreement of all the parties hereto.

Section 3.6.          Assignment.  No party shall have the right to assign its rights or obligations under this Agreement without the consent of the other parties hereto.

Section 3.7.         Counterparts.  This Agreement may be executed in any number of counterparts with the same effect as if all signatory parties had signed the same document.  All counterparts shall be construed together and shall constitute one and the same instrument.

Section 3.8.        Severability.  If any provision of this Agreement or the application thereof to any Person or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

Section 3.9.         Gender, Parts, Articles and Sections.  Whenever the context requires, the gender of all words used in this Agreement shall include the masculine, feminine and neuter, and the number of all words shall include the singular and plural.  All references to Article numbers and Section numbers refer to Articles and Sections of this Agreement.

Section 3.10.      Further Assurances.  In connection with this Agreement, each signatory party hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have executed this Agreement on, and effective as of, the date first written above.

GOLAR LNG LIMITED

By:	/s/ Georgina E. Sousa
	Name:	Georgina E. Sousa
	Title:	Director

Address for Notice for GLNG, Cool Pool, the Tier 1 Service Provider and the Tier 2 Service Providers:

Golar Management Ltd
6th Floor, The Zig Zag
70 Victoria Street
London SW1E 6SQ
United Kingdom

Email:	karl.staubo@golar.com
GMLLegal@golar.com
Attention: Karl Fredrik Staubo

NEW FORTRESS ENERGY INC.

By:	/s/ Christopher Guinta
	Name:	Christopher Guinta
	Title:	Director

Address for Notice for the Parent and the Owners:

New Fortress Energy Inc.
111 W. 19th Street, 8th Floor
New York, New York 10011

Attn:	General Counsel
Email:	legal@newfortressenergy.com
Phone:	516-268-7400

THE COOL POOL LIMITED

By:	/s/ Georgina E. Sousa
	Name:	Georgina E. Sousa
	Title:	Director

GOLAR HULL M2026 CORP.

By:	/s/ Georgina E. Sousa
	Name:	Georgina E. Sousa
	Title:	Director

GOLAR HULL M2023 CORP.

By:	/s/ Georgina E. Sousa
	Name:	Georgina E. Sousa
	Title:	Director

GOLAR NANOOK UK LIMITED

By:	/s/ Rodrigo Fortes
	Name:	Rodrigo Fortes
	Title:	Director

GOLAR FSRU8 CORPORATION

By:	/s/ Georgina E. Sousa
	Name:	Georgina E. Sousa
	Title:	Director

GOLAR MANAGEMENT (BERMUDA) LIMITED

By:	By:	/s/ Georgina E. Sousa
	Name:	Georgina E. Sousa
	Title:	Director

GOLAR MANAGEMENT LTD

By:	/s/ Malcom Bulbeck
	Name:	Malcom Bulbeck
	Title:	Director

GOLAR MANAGEMENT NORWAY AS

By:	/s/ Erling David-Andersen
	Name:	Erling David-Andersen
	Title:	Director

GOLAR MANAGEMENT D.O.O.

By:	/s/ Lasse Røed
	Name:	Lasse Røed
	Title:	Director

GOLAR MANAGEMENT MALAYSIA SDN BHD

By:	/s/ Jamal Ishak Aziz Ahmad
	Name:	Jamal Ishak Aziz Ahmad
	Title:	General Manager

Schedule A

Part 1

Covered Agreements

Charters

1.	Bareboat Charter dated March 3, 2020 between Noble Celsius Shipping Limited and Golar Hull M2026 Corporation.

2.	Bareboat Charter dated December 17, 2019 between Oriental Fleet LNG 02 Limited and Golar Hull M2023 Corporation.

3.	Bareboat Charter for FSRU “Golar Nanook” dated 25 September 2018 between Compass Shipping 23 Corporation Limited and Golar FSRU8 Corporation.

Part 2

Required Credit Support

1.
The Indemnitor Letter of Credit issued by GLNG in accordance with section 2 of the indemnity agreement entered into between GLNG, the Company and Stonepeak Infrastructure Fund II Cayman (G) Ltd on 15 April 2021.

Schedule B1

BIMCO Shipman Agreement to be inserted

Schedule B2

Bermuda Services Agreement to be inserted

Schedule C
Management Agreements

Tier 1 Management Agreements

Asset	Golar Counterparty / Owner	Tier 1 Service Provider
Nanook	Golar FSRU8 Corporation (to be replaced by Golar Nanook UK Limited from the Effective Time in the discretion of the Parent)	GML
Celsius	Golar Hull M2026 Corp.	GML
Penguin	Golar Hull M2023 Corp.	GML
Corporate	Hygo Energy Transition Ltd	Golar Management Bermuda

Tier 2 Management Agreements

Counterparty	Service Provider
GML	Golar Management Norway AS
GML	Golar Management Malaysia SDN BHD
GML	Golar Management D.O.O.

Schedule D
Parties

Golar LNG Limited, a Bermuda exempted company (“GLNG”), The Cool Pool Limited, a Marshall Islands company (“Cool Pool”), Golar Hull M2026 Corp., a Marshall Islands corporation (“Golar M2026”), Golar Hull M2023 Corp., a Marshall Islands corporation (“Golar M2023”), Golar FSRU8 Corporation, a Marshall Islands corporation (“Golar FSRU8”), Golar Nanook UK Limited, an England & Wales company (“Golar Nanook”, and, together with Golar FSRU8, Golar M2026 and M2023, the “Owners”), Golar Management Ltd (“GML”), an England and Wales company, the “Tier 1 Service Provider”), Golar Management Norway AS, a Norway company (“Golar Norway”), Golar Management Malaysia SDN BHD, a Malaysia company (“Golar Malaysia”), Golar Management D.O.O., a Croatia company (“Golar Croatia”), Golar Management (Bermuda) Limited, a Bermuda exempted company (“Golar Management Bermuda” and together with GML, Golar Norway, Golar Malaysia, and Golar Croatia, the “Tier 2 Service Providers”) and New Fortress Energy Inc., a Delaware corporation (“Parent” and together with Cool Pool, GLNG, the Owners, the Tier 1 Service Provider and the Tier 2 Service Providers, the “Parties”).